Exhibit 99.1
Press Release

Ask Jeeves Closes Acquisition of Interactive Search Holdings

EMERYVILLE, Calif., May 6, 2004 — Ask Jeeves, Inc. (ASKJ), a leading provider of information retrieval technologies, brands and Internet advertising services, today announced it has closed the acquisition of privately-held Interactive Search Holdings, Inc.

“The acquisition of Interactive Search Holdings is an important step in Ask Jeeves’ growth strategy. This acquisition doubles our market share and enhances our ability to compete in the fast-growing search market,” said Steve Berkowitz, CEO of Ask Jeeves. “We now have substantially more traffic and advertising inventory, which we believe will increase our value to advertisers and partners. Additionally, consumers like to access information in different ways and we believe through our expanded portfolio of brands we will be in an even better position to meet those needs.”

According to Nielsen NetRatings (March 2004), with the acquisition of Interactive Search Holdings, Ask Jeeves:

•	Becomes the 7th largest domestic Web property in terms of unique users;

•	Extends its reach to 27% of the domestic Internet, representing approximately 39 million unique users; and

•	Increases its reach of domestic searchers to 25%, or approximately 29 million unique searchers.

Interactive Search Holdings’ Web properties and businesses include My Way, iWon, Excite, My Search, My Web Search and the MaxOnline advertising network.

Under the terms of the agreement, Ask Jeeves issued 9.3 million shares of common stock and options and paid approximately $144 million in cash. This reflects an aggregate purchase price of $501 million based on Ask Jeeves’ closing price on May 5, 2004.

Conference Call Scheduled for 5:00 p.m. Eastern Time on May 12, 2004

Ask Jeeves will hold a conference call to discuss the acquisition of Interactive Search Holdings and to give more detail on the combined Company’s financial model and metrics on May 12, 2004 at 5:00 p.m. Eastern time. A more detailed outlook will be presented on the call than is contained in this release. Interested persons can listen to a live broadcast of the conference call on the Internet at www.ask.com/investor. To listen to the live call, go to the web site at least fifteen minutes prior to the start time to download and install the necessary audio software. For those unable to listen to the live broadcast, a replay will be available one hour after the conclusion of the call at www.ask.com/investor for a period of three months.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements. All statements regarding the future are forward-looking statements, including those statements regarding the combined Company’s market share, ability to compete, rate of market-share growth, and value to advertisers. The matters discussed in those statements are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to: Ask Jeeves’ dependence on the Internet and its dependence on a third-party paid placement provider; the risk of further vertical consolidation in the Internet search and keyword advertising markets; the risk that Ask Jeeves’ user base might migrate to other search engines or that its web traffic might otherwise decline; risks associated with rapid technological change; the risk that companies’ Internet advertising budgets might contract or grow at a slower pace; Ask Jeeves’ dependence on third parties for content, distribution and advertising delivery; potential lack of market acceptance of Ask Jeeves advertising products; introduction of new advertising products or search technologies by competitors; declines in the average selling price of Ask Jeeves’ advertising products; and adverse economic conditions in any of the major countries or markets in which Ask Jeeves does business or to which its web content is targeted. As a relatively short announcement, this press release cannot present a full discussion of such risks. Further information on risk factors that could affect Ask Jeeves’ financial results is included in its most recent Annual Report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Ask Jeeves encourages investors to read all of the disclosures in its SEC filings for a broader discussion of important factors that may be material to investors and may affect Ask Jeeves’ business, financial condition and results of operations.

About Ask Jeeves, Inc.

As one of the fastest growing web properties on the Internet, Ask Jeeves, Inc. provides consumers and advertisers with information retrieval products across a diverse portfolio of Web sites, portals and desktop search applications. Ask Jeeves’ search and search-based portal brands include: Ask Jeeves (Ask.com and Ask.co.uk); Ask Jeeves for Kids (AJKids.com); Excite (excite.com); iWon (iwon.com); My Search (mysearch.com); My Way (myway.com); My Web Search (mywebsearch.com) and Teoma (teoma.com). Ask Jeeves also owns the search technology Teoma, proprietary natural language processing technology, as well as portal and ad serving technologies. In addition to powering several of the Ask Jeeves brands, the Company syndicates its technologies to help companies increase revenue through powerful search. Ask Jeeves’ advertising services, which includes Ask Jeeves, The Excite Network, and MaxOnline, provides advertisers with targeted tools to reach a broad base of highly valuable customers. Ask Jeeves, Inc. is headquartered in Emeryville, California, with offices throughout the United States, as well as in London, Dublin, and Tokyo.

For more information, visit http://www.Ask.com or call 510-985-7400.

NOTE: Ask Jeeves, Ask.com and Teoma are registered trademarks of Ask Jeeves, Inc. My Way, My Search, My Web Search, iWon, Excite and MaxOnline are trademarks of Interactive Search Holdings, Inc.

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